EXHIBIT 99.1

Air Methods Reports 3Q2012 Results and 4Q2012 Update

Quarterly Fully-Diluted Earnings Per Share Increase 49% to $2.14

DENVER, Nov. 8, 2012 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM) reported results for the quarter ended September 30, 2012. Revenue increased 20% to $221.3 million from $185.2 million in the year-ago quarter. For the nine-month period, revenue increased 36% to $634.6 million, up from $467.2 million in the prior-year nine-month period. For the quarter, net income increased 50% to $27.8 million, or $2.14 per diluted share, as compared with 2011 third quarter net income of $18.5 million, or $1.44 per diluted share. Net income for the nine-month period increased 110% to $71.7 million, or $5.52 per diluted share, compared to $34.2 million, or $2.67 per diluted share, for the prior-year period. Financial results for the three and nine months ended September 30, 2012 include operations associated with the Company's acquisition of OF Air Holdings and its subsidiaries (together, Omniflight) effective August 1, 2011. Accordingly, only two months of consolidated operations are reflected in the prior-year quarter and nine months ended September 30, 2011.

After-tax earnings for the current year quarter include $0.6 million net loss on disposition of assets. The current year after-tax quarterly earnings were further reduced by $0.9 million associated with the non-recurring cumulative effect of changes in expected blended state income tax rates. Prior-year after-tax earnings for the quarter ended September 30, 2011 were reduced by approximately $1.4 million for transaction and non-recurring transition costs and employee severance expense related to the acquisition of Omniflight.

Effective September 1, 2012, the Company combined its community-based and hospital-based services divisions. This combination of the Company's two air medical services divisions was made in order to improve efficiency and coordination. Accordingly, net patient transport revenue (previously referred to as net community-based services revenue) no longer includes revenue from military base air medical services contracts. Air medical services contract revenue includes both fixed fee and hourly flight fee revenue associated with air medical service agreements with hospital and military customers.

Third Quarter Highlights

Net patient transport revenue increased 28% to $153.1 million from $119.3 million. Net revenue per community-based transport (excluding military base services revenue) increased 14% to $10,316 compared with $9,054 in the prior-year quarter.  Total community-based patient transports increased 13% to 14,829 in the current-year quarter from 13,173 in the prior-year quarter. Community-based patient transports for bases open greater than one year (Same-Base Transports) and excluding Omniflight transports for July 2012 increased 3%, or 362 transports, as compared with the prior-year quarter. Weather cancellations for these same-base locations decreased by 172 transports compared with the prior-year quarter.  Air medical services contract revenue increased by 5% to $58.0 million from $55.4 million.

Consolidated maintenance expense for the current-year quarter increased by 27%, or $5.7 million, despite an increase in flight volume of only 5%. Excluding the impact of the fuel derivative agreements, the cost of aircraft fuel per flight hour increased 3% over the prior-year quarter.

Revenue from our United Rotorcraft Division, excluding revenue generated from internal projects, decreased 4% to $8.4 million from $8.7 million in the prior-year quarter. Segment net income, excluding internal projects, decreased 12% to $1.7 million from $1.9 million in the prior-year quarter.

The Company also provided an update on preliminary October 2012 flight volume. Total community-based transports during October 2012 were 4,670 compared with 4,814 during October 2011, reflecting a 3% decrease. Same-Base Transports for October decreased 93 transports, or 2%, while weather cancellations for these same bases increased by 225 transports.

Aaron Todd, Chief Executive Officer, stated, "During the third quarter of 2012, we completed our first full year of consolidated operations following the Omniflight acquisition. Our financial results have confirmed the accretive benefits of this acquisition and the realization of anticipated synergies. We are pleased to have experienced a return to Same-Base Transport growth during the third quarter, including on a weather-adjusted basis. Preliminary October 2012 flight volume also reflects growth in Same-Base Transports on a weather-adjusted basis. Our strong earnings growth during the current-year quarter has been achieved despite higher than anticipated maintenance expenditures."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 59981547, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements regarding the Company's preliminary October 2012 flight volume, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated impact from the Company's internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2012	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$ 3,807	3,562
Trade receivables, net	235,764	187,056
Other current assets	79,860	65,101

Total current assets	319,431	255,719

Net property and equipment	551,944	569,578
Other assets, net	197,420	203,174

Total assets	$ 1,068,795	1,028,471

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$ 4,640	27,940
Current portion of indebtedness	62,593	67,989
Accounts payable, accrued expenses and other	77,868	74,779

Total current liabilities	145,101	170,708

Long-term indebtedness	462,958	483,886
Other non-current liabilities	92,957	85,975

Total liabilities	701,016	740,569

Total stockholders' equity	367,779	287,902

Total liabilities and stockholders' equity	$ 1,068,795	1,028,471

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue:
Patient transport revenue, net	$ 153,095	119,332	437,865	286,497
Air medical services contract revenue	58,014	55,381	168,854	153,629
Product operations	8,490	8,702	23,238	22,044
Other	1,691	1,757	4,627	5,069
Total revenue	221,290	185,172	634,584	467,239

Expenses:
Operating expenses	124,961	107,408	365,918	286,800
General and administrative	23,478	23,331	73,902	60,338
Loss (gain) on disposition of assets, net	985	(264)	774	(290)
Depreciation and amortization	20,638	19,030	62,460	52,217
	170,062	149,505	503,054	399,065

Operating income	51,228	35,667	131,530	68,174

Interest expense	(5,022)	(5,383)	(15,887)	(14,204)
Other, net	711	872	2,639	2,985

Income before income taxes	46,917	31,156	118,282	56,955

Income tax expense	(19,073)	(12,616)	(46,551)	(22,783)

Net income	$ 27,844	18,540	71,731	34,172

Income per common share:
Basic	$ 2.16	1.46	5.58	2.70
Diluted	$ 2.14	1.44	5.52	2.67

Weighted average common shares outstanding:
Basic	12,896,812	12,688,791	12,850,529	12,651,949
Diluted	13,016,749	12,837,530	12,989,979	12,806,716
CONTACT: Trent J. Carman, Chief Financial Officer,
         (303) 792-7591